UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2024

Alcoa Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-37816	81-1789115
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Isabella Street, Suite 500
Pittsburgh, Pennsylvania	15212-5858
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (412) 315-2900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	AA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

As previously disclosed, in connection with Alcoa Corporation’s (“Alcoa”) acquisition of Alumina Limited, pursuant to which Alumina Limited became a wholly-owned subsidiary of Alcoa, Alcoa assumed $385 million of Alumina Limited’s outstanding indebtedness under its revolving credit facility (the “Facility”), governed by the Syndicated Revolving Cash Advance Facility Agreement, dated December 2, 2013, by and among Alumina Limited, as the borrower, Australia and New Zealand Banking Group Limited, as the agent, and the lenders party thereto (as amended and restated, the “Facility Agreement”). At the time of the acquisition, the Facility had tranches maturing in October 2025 ($100 million), January 2026 ($150 million), July 2026 ($150 million), and June 2027 ($100 million). In August 2024, Alcoa cancelled the undrawn lender commitments under the Facility maturing in July 2026 ($15 million) and June 2027 ($100 million).

On November 29, 2024, pursuant to the terms of the Facility Agreement, Alcoa voluntarily repaid all accrued and unpaid amounts outstanding under the Facility, totaling $385 million and, as of the same date, cancelled the outstanding lender commitments ($385 million). As a result of the repayment and cancellation of undrawn amounts, the Facility Agreement is effectively terminated. No early termination penalties or prepayment premiums were incurred by Alcoa in connection with the termination of the Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2024	ALCOA CORPORATION

	By:	/s/ Marissa P. Earnest
Name: Marissa P. Earnest Title: Senior Vice President, Chief Governance Counsel and Secretary